Exhibit 99.1

UPDATE: Ethan Allen Comments Further on Department of State Worldwide Residential Furniture Program

DANBURY, CT, August 4, 2016 (GLOBE NEWSWIRE) -- Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE:ETH) announced yesterday that the Company has been awarded a blanket purchase agreement (“BPA”) for the Department of State "Worldwide Residential Furniture Program". Ethan Allen, through its subsidiaries, is a GSA contractor and under this program will have the opportunity to provide home furnishings for the Department of State employees and family residences located abroad.

In response to questions on this award, the company is providing further clarification that the BPA is effective for approximately five years, until July 28, 2021. Since this is a multiple award schedule, it is likely that one or more other furniture companies were also awarded a BPA for the Worldwide Residential Furniture Program. The final number of participants awarded a BPA has not yet been announced. The program has a ceiling amount of $300 million in total orders, which averages $60 million per year in potential annual order volume under the program that may be subject to bid by the BPA awardees.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE:ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates nine manufacturing facilities including six manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants.  For more information on Ethan Allen's products and services, visit ethanallen.com.

Ethan Allen Interiors Inc.
Investor / Media Contact:
Corey Whitely
Executive Vice President, Administration
Chief Financial Officer and Treasurer
cwhitely@ethanalleninc.com

Forward-Looking Information

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which represent our management's beliefs and assumptions concerning future events based on information currently available to us relating to our future results. These forward-looking statements are subject to management decisions and various assumptions about future events, and are not guarantees of future performance. A number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements

For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see our Annual Report on Form 10-K for the year ended June 30, 2015, and elsewhere in this press release and our SEC filings.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this press release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.